EXHIBIT 107

Calculation of Filing Fee Tables

S-1

(Form Type)

Caedryn Acquisition Corporation I

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(4)	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
To be paid	Equity	Units, each consisting of one ordinary share, $0.0001 par value, and one right to acquire one-seventh of one ordinary share(2)	Rule 457(a)	6,900,000	$10.00	$69,000,000	$0.0001531	$10,563.90
	Equity	Ordinary shares included as part of the units(3)	Rule 457(g)	6,900,000	—	—	—	—
	Other	Rights included as part of the units	Rule 457(g)	6,900,000	—	—	—	—
	Equity	Ordinary Shares underlying rights included as part of units	Rule 457(a)	985,714	10.00	9,857,140	0.0001531	1,509.13
	Equity	Representative’s ordinary shares	Rule 457(a)	207,000	10.00	2,070,000	0.0001531	316.92

Total Offering Amounts						$80,927,140		$12,389.95
Total Fees Previously Paid								—
Total Fee Offsets								N/A
Net Fee Due								$12,389.95

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act.
(2)

Representing 6,900,000 units including 6,000,000 units to be issued in the offering and up to 900,000 units which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any, each consisting of one ordinary share and one right to acquire one-seventh of one ordinary share.

(3)

Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4)	No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act.